UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 4, 2025

LEMONADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39367	32-0469673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5 Crosby Street, 3rd Floor
New York, NY 10013
(Address of principal executive offices) (Zip Code)
(844) 733-8666
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	LMND	New York Stock Exchange
Warrants to purchase common stock	LMND.WS	New York Stock Exchange American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On April 4, 2025, pursuant to its terms and conditions, Lemonade, Inc. (the “Company”) terminated the Warrant Agreement, dated October 14, 2022 with Chewy Insurance Services, LLC ( the “Warrantholder” or "Chewy"). The Warrantholder previously vested and exercised 181,191 warrant shares and the Company will cancel the remaining 3,170,834 shares. The Company and Chewy also terminated the Omnibus Agreement, dated October 14, 2022. The agency agreement between the Company, Lemonade Insurance Agency, LLC, Lemonade Insurance Company and Chewy will both remain in effect.

Item 8.01	Other Events.

Lemonade, Inc. (the “Company”) recently concluded that a technical issue in its car insurance quote flow likely led to the exposure of certain data received by an API (application programming interface) call to a third party data provider. As part of the quote flow, information is sent to and from a server to a user’s browser, and includes data required to generate a quote. This issue caused certain data to be transmitted without Lemonade’s standard means of protection. As a result, Lemonade will be notifying approximately 190,000 individuals whose driver’s license numbers were sent in unencrypted form (the “Incident”). Once discovered, the Company took appropriate measures to resolve the vulnerability.

Based on the Company's current knowledge of the facts and circumstances related to the Incident, the Company’s operations were not compromised, nor was Lemonade customer data targeted, and the Company has determined that the Incident is not material. The Company will be notifying regulators of this Incident, consistent with its legal obligations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEMONADE, INC.

Date: April 9, 2025	By:	/s/ Tim Bixby
Tim Bixby
Chief Financial Officer